EXECUTION COPY

SECOND AMENDED AND RESTATED DEFERRED COMPENSATION AGREEMENT
for
José Maria Alapont

This agreement by and between Federal-Mogul Corporation, a Delaware corporation (the "Company") and José Maria Alapont (the "Executive"), dated as of the 23rd day of March, 2010 (the “Agreement”), constitutes an amendment and restatement of the Deferred Compensation Agreement originally entered between the Company and the Executive on December 27, 2007, which was the grant date of non-qualified options (the “Options”) to purchase from the Company 4,000,000 shares of its Common Stock ("Stock") granted pursuant to the Fourth Amended Joint Plan of Reorganization (As Modified) of the Corporation, dated June 5, 2007 that was confirmed by the court in the jointly-administered Chapter 11 cases in the District of Delaware and docketed as Case No. 01-10578 (the “Plan”) through an order entered November 8, 2007, as amended by the Amended and Restated Deferred Compensation Agreement dated as of the 31st day of December 2008.  This Agreement as set forth herein is intended to make the Amended and Restated Agreement reflect the understandings that were contemporaneous with the Second Amended and Restated Employment Agreement dated the date hereof.

1.            Entitlement to Distribution.  The Executive shall be entitled to an amount calculated in accordance with paragraph 3 hereof (the “Distribution”).

2.            Payment of Distribution.

(a)  Form of Distribution.  The Distribution shall be payable in equity (shares of Common Stock), provided that at the election of the Executive, some or all of the Distribution will be payable in cash.

(b)  Date of Distribution.  The Distribution shall be paid on the first to occur of: (1) 6 months and one day after the date on which the Executive incurs a “Separation from Service” within the meaning of section 409A of the Code (a “Separation from Service”), (2) December 27, 2014, which is the seventh anniversary of the date of this Agreement, (3) the Executive’s death, (4) the date the Executive becomes Disabled, as defined in section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or Treasury Regulations issued thereunder , or (5) the occurrence of an Unforeseeable Emergency, as defined in section 409A of the Code or Treasury Regulations issued thereunder, provided that the amount of the Distribution payable upon an Unforeseeable Emergency shall be limited to the amount necessary to satisfy such Unforeseeable Emergency, and the remaining amount of the Distribution, if any, shall be paid on the next to occur of such dates.

(c)  Change in Distribution Date.  Executive shall have the right to substitute a different payment date for the date in paragraph 2(b)(2) (December 27, 2014), provided that the Executive must notify the Company of such substitution at least 12 months before such date, such substitution shall not be effective until 12 months after the date of notification, and the different payment date provided in substitution must be at least 5 years after December 27, 2014.

(d)  The time or schedule of payment of the Distribution may not be accelerated except as otherwise permitted under Code section 409A and the guidance and Treasury regulations issued thereunder.

3.            Amount of Distribution.   The amount of the Distribution shall be equal to the Base Value, reduced by the Offset Amount (but not below zero), determined as of a Determination Date, as defined in paragraph 3(d).

(a)           Base Value.   The Base Value shall be equal to the fair market value of 500,000 shares of Stock as of the “Determination Date.”

(b)           Adjustments to Base Value.  If the Executive has fewer than 2,000,000 vested, unexercised Options outstanding as of the Determination Date, the Base Value shall be reduced by an amount equal to the fair market value of the number of shares of Stock equal to 2,000,000 minus the number of vested, unexercised Options outstanding as of the Determination Date, divided by 4.

(c)           Offset Amount.  The Offset Amount shall equal the number of vested, outstanding Options as of the Determination Date, up to a maximum of 2,000,000 Options, multiplied by the excess of the fair market value of a share of Stock as of the Determination Date over the per share exercise price of the Options.

(d)           Determination Date.  The Determination Date shall be the first to occur of (1) the date on which the Executive incurs a Separation from Service, (2) March 23, 2010, (3) the Executive’s death, (4) the date the Executive becomes Disabled, as defined for purposes of section 409A of the Code, (5) at the election of the Executive, a Change in Control, as defined for purposes of section 409A of the Code, or (6) the occurrence of an Unforeseeable Emergency, as defined for purposes of section 409A of the Code.

(e)           Final Adjustment.  In the event that the Determination Date occurs before the Distribution Date, then the Distribution may be reduced (but not below zero) by a Final Adjustment, calculated under this paragraph 3(e).  The Final Adjustment is calculated only with respect to Options which were taken in account in calculating the Offset Amount under paragraph 3(c) and are exercised after the Determination Date on a date when the fair market value of a share of Stock exceeds the fair market value of a share of Stock as of the Determination Date.  The amount of the Final Adjustment, if any, is equal to the sum for each such Option of 75% of the amount by which the fair market value of a share of Stock on the date of exercise exceeds the fair market value of a share of Stock as of the Determination Date.

4.            Other Provisions.

(a)           Withholding Taxes.  The Company is authorized to withhold from any Distribution such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes.

(b)          Adjustment.  In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of shares taken into account under paragraph 3 shall be appropriately adjusted by the Company to reflect such change in capitalization or distribution.

(c)           Agreement Confers No Rights as Stockholder.  This Agreement does not entitle the Executive to status as a shareholder with respect to the shares of Stock taken into account in calculating the amount of Distribution.

(d)           Agreement Confers No Rights to Continued Employment.  In no event shall this Agreement give or be deemed to give the Executive any right to continued employment by the Company or any affiliate of the Company.

(e)           Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Executive, acquire any rights hereunder in accordance with this Agreement.

(f)            Notices.  All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Federal-Mogul Corporation, 26555 Northwestern Highway, Southfield, Michigan 48033, Attention:  General Counsel; and if to the Executive, to José Maria Alapont, 1772 Heron Ridge Drive, Bloomfield Hills, MI 48302.  All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service.  The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

(g)           Related Trust.  Simultaneously with the execution of this Agreement, the Company shall establish a trust or similar arrangement with respect to this Agreement and transfer 500,000 shares of Stock to the trustee or equivalent party of such similar arrangement.  Such trust or similar arrangement will provide that the shares of Stock held thereunder may not be released to the Company until after the amount of the Distribution, if any, required to be paid to the Executive under this Agreement has been paid in full.  Notwithstanding anything herein to the contrary, any such arrangement will be established so as to preserve the status of the Agreement as an unfunded, unsecured promise to pay of the Company and in compliance with the requirements of section 409A of the Code.

(h)           Amendment.  The provisions of this Agreement may be amended only by the written agreement of the Company and the Executive.

(i)            Governing Law.  This Agreement and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Michigan and construed in accordance therewith without giving effect to principles of conflicts of laws.   This Agreement provides for nonqualified deferred compensation for purposes of section 409A of the Code and shall be construed so as to comply with the provisions of such section.  To the extent that an amendment or revision to this Agreement is necessary to ensure compliance with such section, the Company and the Executive agree to cooperate to make such amendment or revision in a manner consistent with the other provisions of this Agreement.

(j)            Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

FEDERAL-MOGUL CORPORATION

By:	/s/ Vincent J. Intrieri

/s/ José Maria Alapont
JOSÉ MARIA ALAPONT